UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

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METROCORP BANCSHARES, INC.

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METROCORP BANCSHARES, INC.
9600 Bellaire Boulevard, Suite 252

Houston, Texas 77036

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON FRIDAY, MAY 6, 2011

Shareholders of MetroCorp Bancshares, Inc.:

The 2011 Annual Meeting of Shareholders (the "Meeting") of MetroCorp Bancshares, Inc. (the "Company") will be held at the Company's principal executive office at 9600 Bellaire Boulevard, Suite 252, Houston, Texas 77036, on Friday, May 6, 2011, beginning at 10:00 a.m., local time, for the following purposes:

1.
To elect five directors of Class I to serve until the Company's 2014 annual meeting of shareholders and each until their successors are duly elected and qualified or until their earlier resignation or removal;

2.	To consider and act upon a proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2011;

3.	To consider and approve an advisory (non-binding) resolution approving the compensation of the Company's named executive officers; and

4.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

The close of business on March 21, 2011 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting or any adjournments thereof. A list of shareholders entitled to vote at the Meeting will be available for inspection by any shareholder at the principal office of the Company during ordinary business hours for a period of at least ten days prior to the Meeting.

You are cordially invited and urged to attend the Meeting. If you attend the Meeting, you may vote in person, regardless of whether you have given your proxy.

By order of the Board of Directors,

DON J. WANG
Chairman of the Board
Houston, Texas
April 6, 2011

YOUR VOTE IS IMPORTANT

To ensure your representation at the Meeting, please complete, date, and sign the enclosed proxy and return it in the accompanying envelope at your earliest convenience, regardless of whether you plan to attend the Meeting. No additional postage is necessary if the proxy is mailed in the United States. The proxy is revocable in the manner described in the proxy statement at any time before it is voted at the Meeting.

METROCORP BANCSHARES, INC.
9600 Bellaire Boulevard, Suite 252
Houston, Texas 77036

PROXY STATEMENT
FOR
2011 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON FRIDAY, MAY 6, 2011

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE 2011
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON FRIDAY, MAY 6, 2011

Pursuant to rules promulgated by the Securities and Exchange Commission (the "SEC"), the Company is providing access to its proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of its proxy materials on the Internet. You may access the following information at www.proxyvote.com which does not have "cookies" that identify visitors to the site:

•	Notice of 2011 Annual Meeting of Shareholders to be held on Friday, May 6, 2011;

•	Proxy Statement for 2011 Annual Meeting of Shareholders to be held on Friday, May 6, 2011;

•	Form of Proxy; and

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

SOLICITATION, REVOCABILITY AND VOTING OF PROXIES

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the 2011 Annual Meeting of Shareholders of the Company to be held at the Company's principal executive office at 9600 Bellaire Boulevard, Suite 252, Houston, Texas 77036, on Friday, May 6, 2011 beginning at 10:00 a.m., local time, and any adjournment thereof (the "Meeting") for the purposes set forth in this Proxy Statement and the accompanying Notice of 2011 Annual Meeting of Shareholders (the "Notice"). This Proxy Statement, the Notice and the enclosed proxy will first be sent to shareholders on or about April 6, 2011.

Voting of Proxies

Shares of the Company's common stock, $1.00 par value ("Common Stock"), represented at the Meeting by an executed and unrevoked proxy in the form enclosed will be voted in accordance with the instructions contained therein. If no instructions are given on an executed and returned form of proxy, the proxies intend to vote the shares represented thereby in favor of each of the proposals to be presented to and voted upon by the shareholders as set forth herein.

The Board knows of no other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote may be properly taken, shares represented by an executed and unrevoked proxy received by the Board may be voted with respect thereto in accordance with the judgment of the proxies. The proxy also confers on the proxies the discretionary authority to vote with respect to any matter presented at the Meeting for which advance notice was not received by the Company in accordance with the Company's Amended and Restated Bylaws (the "Bylaws").

Revocability of Proxies

Any proxy given by a record shareholder may be revoked by such shareholder at any time before it is voted at the Meeting by:

•	submitting to the Secretary of the Company a duly executed proxy bearing a later date;

•	delivering to the Secretary of the Company a written notice of revocation; or

•	attending the Meeting and voting in person.

All written notices of revocation and other communications with respect to revocation or proxies should be sent to: MetroCorp Bancshares, Inc., 9600 Bellaire Boulevard, Suite 252, Houston, Texas 77036, Attention: Corporate Secretary. Any shareholder who holds shares in street name with a bank or broker must contact that bank or broker to revoke his or her proxy.

Solicitation of Proxies

This proxy solicitation is made by the Board and the cost of this solicitation of proxies is being borne by the Company. Proxies will be solicited through the mail and, if deemed advisable, directors, officers and regular employees of the Company may solicit proxies personally or by telephone or other means of communication, without being paid additional compensation for such services. The Company will reimburse brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with forwarding the proxy materials to the beneficial owners of the Company's Common Stock.

Annual Report

The Company's Annual Report to Shareholders, including consolidated financial statements, for the year ended December 31, 2010, as filed with the SEC, accompanies but does not constitute part of this Proxy Statement.

VOTING SHARES AND VOTING RIGHTS

Only holders of record of the Company's Common Stock at the close of business on March 21, 2011 (the "Record Date") are entitled to notice of and to vote at the Meeting and any adjournments or postponements thereof. On the Record Date, there were 13,297,815 shares of Common Stock outstanding, which is the only outstanding class of voting securities of the Company. A majority of the outstanding shares of Common Stock must be represented at the Meeting in person or by proxy in order to constitute a quorum for the transaction of business. Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists.

Each holder of Common Stock shall have one vote for each share of Common Stock registered, on the Record Date, in such holder's name on the books of the Company.  A broker that holds shares in street name for a customer has the authority to vote on certain routine matters if it has transmitted proxy materials to the beneficial owner but has not received voting instructions from that owner, but does not have the authority to vote on non-routine matters. A broker non-vote occurs when the broker does not have the discretionary authority to vote the shares on non-routine matters and has not received voting instructions from the beneficial owner of the shares. The only routine matter to be presented at the Meeting is the ratification of the appointment of the independent registered public accounting firm.  If a shareholder holds shares in street name and does not provide voting instructions to his or her broker, those shares will be counted as broker non-votes in the election of directors.

Directors will be elected by a plurality of the votes cast in person or by proxy at the Meeting. Accordingly, the five (5) Class I nominees receiving the highest number of votes cast by the holders of Common Stock will be elected. There will be no cumulative voting in the election of directors. A broker non-vote or a withholding of authority to vote with respect to one or more nominees for director will not have the effect of a vote against such nominee or nominees since broker non-votes and abstentions are counted for purposes of determining the presence or absence of a quorum, but are not counted as votes cast at the Meeting.

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting is required to ratify the appointment of the independent registered public accounting firm and to approve the advisory (non-binding) proposal regarding the compensation of the Company's named executive officers ("Say-On-Pay"). Any abstentions will have the effect of a vote against these matters.  Since the ratification of the appointment of the independent registered public accounting firm is considered a routine matter and a broker or other nominee may generally vote on routine matters, no broker non-votes are expected to occur in connection with this proposal.  The Say-On-Pay vote is considered a non-routine matter and, as such, broker non-votes will be deemed shares not present to vote on this matter, will not count as votes for or against this proposal and will not be included in calculating the number of votes necessary for approval of such matter.

ITEM 1.
ELECTION OF DIRECTORS

Election Procedures; Term of Office

The size of the Board is currently set at thirteen members.  In accordance with the Company's Bylaws, members of the Board are divided into three classes, Class I, Class II and Class III. The members of each class are elected for a term of office to expire at the third succeeding annual meeting of shareholders following their election. The term of office of the current Class I directors expires at the Meeting. The terms of the current Class II and Class III directors expires at the annual meeting of shareholders in 2012 and 2013, respectively.

The Governance and Nominating Committee has recommended to the Board and the Board has approved the nomination of Helen F. Chen, Shirley L. Clayton, George M. Lee, David Tai and Daniel B. Wright to fill the five expiring Class I director positions. Each of these nominees currently serves as a Class I director. If elected at the Meeting, the five Class I nominees will serve until the annual meeting of shareholders in 2014. Accordingly, if the five nominees for Class I director are elected at the meeting, the composition of the Board will be five Class I directors, four Class II directors and four Class III directors.

The five Class I nominees receiving the affirmative vote of the holders of a plurality of the shares of Common Stock represented at the Meeting will be elected. Unless the authority to vote for the election of directors is withheld as to one or more of the nominees, all shares of Common Stock represented by proxy will be voted FOR the election of the nominees. If the authority to vote for the election of directors is withheld as to one or more but not all of the nominees, all shares of Common Stock represented by any such proxy will be voted FOR the election of the nominee or nominees, as the case may be, as to whom such authority is not withheld.

If a nominee becomes unavailable to serve as a director for any reason before the election, the shares represented by proxy will be voted for such other person, if any, as may be designated by the Board. The Board has no reason to believe that any nominee will be unavailable to serve as a director. All of the nominees have consented to being named herein and to serve if elected.

Any director vacancy occurring after the election may be filled only by a majority of the remaining directors, even if less than a quorum of the Board. In accordance with the Company's Bylaws, a director appointed to fill a vacancy will be appointed to serve for the unexpired portion of the term of his or her predecessor in office.

The biography of each of the director nominees, continuing directors and executive officers set forth below contains information regarding the person's service as a director and/or executive officer, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Governance and Nominating Committee and the Board to determine that the person should serve as a director and/or executive officer.

Nominees for Election

The following table sets forth the name, age and positions with the Company and its wholly owned subsidiaries, MetroBank, N.A. ("MetroBank") and Metro United Bank ("Metro United"), for each nominee for election as a director of the Company:

Name	Age	Positions with the Company, MetroBank and Metro United
Helen F. Chen	63	Class I Director of the Company; Director of MetroBank
Shirley L. Clayton	73	Class I Director of the Company; Director of MetroBank; Director of Metro United
George M. Lee	61	Class I Director of the Company; Director of MetroBank; Director of Metro United
David Tai	59	Class I Director of the Company; Director of MetroBank; Director of Metro United
Daniel B. Wright	48	Class I Director of the Company

Helen F. Chen.  Ms. Chen became a director of the Company and MetroBank in 1989. She is the President of Metro Investment Group, Inc., an investment company that holds shares of Common Stock of the Company as its principal asset. She has served as the President of the Houston Chinese Schools Association and as Chairman of the Board of the Houston Northwest Chinese School for many years. A member of various civic organizations in Houston, Ms. Chen focuses her efforts in the Chinese community. Ms. Chen is the sister of Don J. Wang. The Company believes Ms. Chen's qualifications to serve as a director include her many years of service as a director to the Company and MetroBank as well as her experience as President of the Houston Chinese Schools Association and Chairman of the Houston Chinese School.

Shirley L. Clayton.  Ms. Clayton became a director of the Company and MetroBank in April 2004 and serves as a member of the Company's Audit Committee and Governance and Nominating Committee. She was appointed as a director of Metro United in October 2005. In 2006, she retired as the President and Chief Executive Officer of Abmaxis Inc., a subsidiary of Merck & Co. From 2000 to 2003, she was the Chief Financial Officer of CBYON Inc., a surgical instrument company. Prior to joining CBYON, she was a co-founder, President and Chief Financial Officer of Raven Biotechnologies. She has been President, Chief Executive Officer or Chief Financial Officer of several technology companies, including Protein Design Labs and Genentech. From 1976 to 1981, she was with Bank of America where she served in both lending and operations, including as Head of Corporate Banking in Mountain View, California. Ms. Clayton received a Masters of Business Administration degree from Stanford Business School and a Bachelor of Arts from Smith College. The Company believes Ms. Clayton's qualifications to serve as a director include her significant experience as President, Chief Executive Officer or Chief Financial Officer of several companies and her service and involvement with the Company, MetroBank and Metro United.

George M. Lee.  Mr. Lee was named President and Chief Executive Officer of the Company and Chief Executive Officer of MetroBank in July 2004 and Chairman of Metro United in October 2005. He has served as a director of the Company and MetroBank since March 1999 and was elected to serve as Executive Vice Chairman of the Board of the Company in September 2003 and Executive Vice Chairman of MetroBank in 2004. Prior to that, Mr. Lee served as the President and Chief Executive Officer of Erimos Pharmaceutical (formerly BioCure Medical LLC), a joint venture between a private investment group and Johns Hopkins University. From 1997 through 2000, Mr. Lee was an investor and an active executive team member of Higher Dimensions Medical, a cutting edge high tech company involved with the development and manufacturing of puncture-proof material. Prior to this, from 1987 to 1997, he served as the Chief Operating Officer and President at different publicly-traded companies, including Hanover Direct in New York and Fingerhut Companies in Minnesota. His areas of responsibility included strategic planning and new business acquisitions. Mr. Lee also serves as an advisor to the board of directors of the Xiamen Chamber of Commerce. Mr. Lee received a Bachelor of Science in Econometrics from the University of Wisconsin and a Masters of Business Administration from Minnesota State University. Mr. George Lee is not related to Mr. John Lee. The Company believes Mr. Lee's qualifications to serve as a director, Executive Vice Chairman, President and Chief Executive Officer of the Company include his years of banking experience, his prior experience as Chief Operating Officer and President at different publicly-traded companies and his proven leadership in the Company.

David Tai.  Mr. Tai became a director of the Company and MetroBank in 1987 and was appointed as a member of the board of directors of Metro United in October 2005. Mr. Tai is an Executive Vice President and Secretary of the Company and President of MetroBank. Mr. Tai is a leader in the Asian-American community through his active involvement in several organizations. He has served as the President of the Taiwanese Chamber of Commerce of Greater Houston and is the Executive Advisor of the Taiwanese Chamber of Commerce of North America, an organization that has members in 25 cities across the United States, Canada and Mexico. He is also active in the World Taiwanese Chamber of Commerce and serves as its Executive Consular. In 1999, Mr. Tai was appointed as a director of the State Bar of Texas Chief Disciplinary Council's Houston Region Grievance Council. Mr. Tai is a member of the Asian Realtors Association, the Asian Chamber of Commerce and the United Way. He is a counselor at the Taiwanese Cultural Center. Mr. Tai is an advisor for the Fu-Jen Worldwide Alumni Association and Director of the Fu-Jen University Foundation. He has also served as the Chairman of the Chopin's Corner Foundation since 2006. He received a Bachelor of Business Administration from Fu-Jen Catholic University in Taiwan in 1974 and a Master in Business Administration from Murray State University in 1977. He is also a 2004 graduate of the ABA Stonier School of Banking at Georgetown University. Mr. Tai is the brother-in-law of Mr. John Lee. The Company believes Mr. Tai's qualifications to serve as a director include his many years of active involvement in Asian-American community organizations, his experience as executive advisor to several organizations and his service and involvement with the Company and MetroBank.

Daniel B. Wright.  Dr. Wright became a director of the Company in January 2011 and previously served as a director of the Company and MetroBank from 2001 to 2007. Dr. Wright is currently the founder, President and Chief Executive Officer of the GreenPoint Group.  He was recently Senior Vice President and China practice head of the Albright Stonebridge Group, a global strategy firm based in Washington, DC.  In 2007, he served as the Director for China and the Strategic Economic Dialogue (SED) with the U.S. Treasury Department where he provided strategic counsel to the Secretary of Treasury Henry M. Paulson, Jr. and SED Special Envoy Alan F. Holmer for this Cabinet-level economic exchange with China.  Prior to his appointment with the U.S. Treasury, Dr. Wright was Vice President and Washington D.C. Office Director of the National Bureau of Asian Research.  From 2000 to 2004, he served as the Executive Director of the Hopkins-Nanjing Program of Johns Hopkins University School of Advanced International Studies (SAIS), the premier educational joint-venture program between the United States and China. From 1997 to 1999, Dr. Wright held a fellowship with the Institute of Current World Affairs.  He has also worked as Manager of Asian Affairs for the Washington, D.C. consulting firm Andreae, Vick & Associates.  Dr. Wright earned his Doctor of Philosophy and Master of Arts from Johns Hopkins University in international affairs from The Paul H. Nitze School of Advanced International Studies (SAIS), Master of Divinity in cross-cultural studies from Fuller Theological Seminary and Bachelor of Arts from Vanderbilt University.  He is the author of various books and publications.  The Company believes Mr. Wright's qualifications to serve as a director include his extensive experience providing strategic counsel to the U.S. Treasury Department regarding exchange with China, his experience as President and Chief Executive Officer of the GreenPoint Group and his service and involvement with the Company and MetroBank as a director of both from 2001 to 2007.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE FOR ELECTION TO THE BOARD.

CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to the Company's Class II and Class III directors, whose terms of office do not expire at the Meeting, and certain officers of the Company, MetroBank and Metro United:

Name	Age	Positions with the Company, MetroBank and Metro United
Directors:
Krishnan Balasubramanian	68	Class III Director of the Company; Director of MetroBank
May P. Chu	63	Class II Director of the Company; Director of MetroBank; Director of Metro United
Robert W. Hsueh	60	Class II Director of the Company; Director of MetroBank
John Lee	67	Class II Director of the Company; Director of MetroBank
Saishi Frank Li	52	Class III Director of the Company; Director of MetroBank
Charles L. Roff	49	Class III Director of the Company; Director of MetroBank
Joe Ting	58	Class III Director of the Company; Director of MetroBank
Don J. Wang	66	Class II Director and Chairman of the Board of the Company; Director and Chairman of the Board of MetroBank
Executive officers who are not also directors:
Cary Ching	63	Chief Executive Officer of Metro United
David C. Choi	53	Executive Vice President and Chief Financial Officer of the Company and MetroBank
Herbert D. Baker	51	Chief Credit Officer and Executive Vice President of MetroBank

Directors

Krishnan Balasubramanian.  Mr. Balasubramanian became a director of the Company in November 2007 and was elected to the board of directors of MetroBank in February 2008. Mr. Balasubramanian currently serves as Chair of the Company's Compensation Committee and as a member of the Audit Committee. Prior to being elected to the Board of the Company, he worked with Texas Instruments for over thirty-seven years. From 2001 to 2006, he was the President and Chairman of the Board of Texas Instruments, Japan, a position in which he was responsible for executive management supervision, regulatory matters and technological operations. Prior to 2001, Mr. Balasubramanian held various senior positions at Texas Instruments. Mr. Balasubramanian holds a Master of Science in Electrical Engineering from the University of Rhode Island. He is currently involved in various charitable organizations. The Company believes Mr. Balasubramanian's qualifications to serve as a director include his prior extensive experience as an executive officer of Texas Instruments.

May P. Chu.  Ms. Chu became a director of the Company and MetroBank in 1987. Ms. Chu serves on the Company's Compensation Committee and is Chair of the Audit Committee. Additionally, Ms. Chu was appointed as a director of Metro United in January 2007. She is the founder of Signet Consulting, a bank management consulting firm specializing in regulatory issues and has served as its President for more than twenty years. Ms. Chu was employed at Texas Commerce Bank and Texas Commerce Bancshares, Inc. for more than five years, first in the Economics Division and subsequently in Mergers/Acquisitions. She received a Bachelor of Arts degree in physics from the University of California at Berkeley and a Doctor of Philosophy in Economics from Case Western Reserve University. The Company believes Ms. Chu's qualifications to serve as a director include her significant experience as President of Signet Consulting and her service and involvement with Texas Commerce Bank and Texas Commerce Bancshares, Inc, as well as with the Company.

Robert W. Hsueh.  Mr. Hsueh became a director of the Company in June 2007. He has been practicing international and immigration law in the Dallas area for the past thirty years and is currently the Managing Partner at the Law Offices of Robert Hsueh. Mr. Hsueh is currently an arbitrator to the China International Economic and Trade Arbitration Commission, a member of the board of directors of the DFW International Airport and the World Affairs Council of Greater Dallas, a member of U.S. Senators John Cornyn's and Kay Bailey Hutchison's Federal Judiciary Evaluation Committee, Chairman for the Dallas-China Partnership, the Hong Kong Association of Northern Texas and founding Chairman of the Greater Dallas Asian American Chamber of Commerce. He is also a legal advisor to TianJin Economic Development Area (TEDA) and the City of TianJin, as well as the U.S. legal counsel for ShenYang City's U.S. Economic and Trade Office. Formerly, Mr. Hsueh served as a board member for the Texas Department of Economic Development Board and the State of Texas International Trade Commission. He received a Bachelor of Law from Soochow University and a Doctor of Jurisprudence from Southern Methodist University School of Law. The Company believes Mr. Hsueh's qualifications to serve as a director include his many years of experience as an attorney and his extensive service as a board member and advisor to various organizations.

John Lee.  Mr. Lee became a director of the Company and MetroBank in 1987. He is Executive Vice President of Alpha Seafood Enterprises, Inc. and serves as the Treasurer, Director and co-founder of United Oriental Capital Corporation, a Specialized Small Business Investment Company. For six years, Mr. Lee served as president and manager for numerous motels in the Houston area. He is a member of the Taiwanese Chamber of Commerce of North America. Mr. Lee received a Bachelor of Arts in Agricultural Economics from National Chung Hsing University. Mr. Lee is the brother-in-law of Mr. David Tai. Mr. John Lee is not related to Mr. George Lee. The Company believes Mr. Lee's qualifications to serve as a director include his many years of experience as an executive officer and his service and involvement with the Company and MetroBank.

Saishi Frank Li.  Mr. Li became a director of the Company in May 2009. Mr. Li is a co-founder of Spectrum Prime Solutions, L.P., a strategic consulting firm specializing in risk management, analytic modeling, portfolio optimization and their applications in the financial and energy industries. He has held senior positions at Advanta Financial Inc. and Deutsche Bank where he pioneered and succeeded in the development of time deformation modeling to analyze market volatility and optimization of asset allocation for investment. In addition, he is an accomplished author in the risk/analytical modeling subjects and has been frequently invited to present at academic/industrial conferences in the U.S. as well as in China. Mr. Li currently serves as a board member of the Chinese Association of Professionals in Science and Technology (CAPST) and is very active in many professional areas as well as in Sino-American business bridging. He received his Doctor of Philosophy in statistics and decision sciences from Duke University. The Company believes Mr. Li's qualifications to serve as a director include his many years of experience as a professional risk management specialist concentrating on market risk, credit risk and other risks as well as his service as a board member of CAPST.

Charles L. Roff.  Mr. Roff became a director of the Company in 2004, has been a director of MetroBank since 2001 and serves as a member of the Company's Governance and Nominating Committee. Mr. Roff is Vice President of Roff Resources LLC, a private investment firm, and has served in that capacity since 1998. From 1995 to 1998, Mr. Roff was Vice Chairman and Director of PetroUnited Terminals, Inc., a bulk liquid storage services company. Mr. Roff received his Doctor of Jurisprudence from the University of Texas School of Law in 1987, and while there, was the Scholarly Publications Editor of the Texas International Law Journal. Mr. Roff also was awarded a Bachelor of Arts degree from Wesleyan University in 1983, with high honors. He is actively involved in various charitable and civic organizations. The Company believes Mr. Roff's qualifications to serve as a director include his years of experience as an executive of a private investment firm and his years of experience as a director of the Company and MetroBank.

Joe Ting.  Mr. Ting has served as a director of the Company and MetroBank since 1989. Mr. Ting serves as a member of the Company's Compensation Committee and is the Chair of the Governance and Nominating Committee. He has been the President of West Plaza Management, Inc., a real estate investment company, for more than twenty years, and serves on the board of directors of the Houston Convention Center Hotel Corporation. Mr. Ting has extensive knowledge in the plastic manufacturing industry and real estate investing. He received a Master in Business Administration from the Florida Institute of Technology. The Company believes Mr. Ting's qualifications to serve as a director include his many years of real estate investing experience and his many years of service as a director of the Company and MetroBank.

Don J. Wang.  Mr. Wang became a director of MetroBank in 1987 and was named Chairman of the Board of the Company and MetroBank in 1998. He currently serves as Chairman of the Board of New Era Life Insurance Company and as a board member of the Greater Houston Partnership. He also serves on the supervisory board of directors of the World Trade Division and on the advisory board of directors of the Greater Houston Convention and Visitors Bureau. Mr. Wang is Chairman of the Board of the Chinese Senior Estate — HUD Senior Housing Project. He has served on the board of directors of Harris County Hospital District and served on the Advisory Board Committee of the Ex-Im Bank of the U.S. in Washington, D.C. Mr. Wang has a history of community leadership in Houston. He has actively participated in the promotion of Asian businesses and has played a principal role in relationship building between the Asian and non-Asian communities in and around Houston. He held the position of President of the Chambers of Commerce of North America from 1991 to 1992 and has served as a board member of the Houston Asian Chamber of Commerce. He has received many awards for his work in community relations. He received a Bachelor of Science from National Chung Hsing University and a Master in Science from Utah State University. Mr. Wang is the brother of Ms. Helen F. Chen. The Company believes Mr. Wang's qualifications to serve as a director and Chairman of the Board of the Company and MetroBank include his significant service and involvement as a member of numerous boards of directors and his proven community leadership in Houston.

Executive Officers Who Are Not Also Directors

Cary Ching.  Mr. Ching was named Chief Executive Officer of Metro United in November 2009. Mr. Ching has over thirty-eight years of experience in the financial services industry. Prior to joining Metro United, Mr. Ching served as President and Chief Executive Officer of Omni Bank, N.A. in Alhambra, California since 2002. He has previously served as Executive Vice President, Chief Credit Officer and Head of Commercial Banking for Security Pacific Asian Bank in Los Angeles, California and as the President and Chief Executive Officer of Grand National Bank in Alhambra, California. Mr. Ching received his Bachelor of Science in Chemical Engineering from National Taiwan University and his Master of Business Administration from National Cheng-Chi University, both in Taipei, Taiwan. The Company believes Mr. Ching's qualifications to serve as Chief Executive Officer of Metro United include his prior experience as Chief Executive Officer of Omni Bank and Grand National Bank and his many years in senior management positions in the financial services industry.

David C. Choi.  Mr. Choi was named Executive Vice President and Chief Financial Officer of the Company and MetroBank in November 2004. Mr. Choi has over twenty-four years experience in finance, banking and manufacturing. Prior to joining the Company, Mr. Choi served as Vice President and Chief Financial Officer of TECO-Westinghouse Motor Company in Round Rock, Texas, where he was responsible for all financial and administrative operations since 2000. From 1988 to 1999, Mr. Choi held different positions at JPMorgan Chase Bank in Houston, Texas. He was Senior Client Manager and Vice President of International Banking since 1995, having previously served as Vice President and Trust Officer of Corporate Trust for Chase. Mr. Choi holds a Bachelor of Science in Economics and Business Administration from the University of Wisconsin, and a Master of Business Administration, with a concentration in Finance, from Michigan State University. The Company believes Mr. Choi's qualifications to serve as Executive Vice President and Chief Financial Officer of the Company and MetroBank include his years of prior experience as Chief Financial Officer of TECO-Westinghouse, his senior officer positions at JPMorgan Chase and his many years of experience in accounting and finance.

Herbert D. Baker.  Mr. Baker joined MetroBank in June, 2004 as Executive Vice President and Senior Lending Officer and in 2010 was appointed as Executive Vice President and Chief Credit Officer.  Prior to joining MetroBank, Mr. Baker was with JPMorgan Chase Bank for twenty-one years in various capacities.  Mr. Baker began with Chase Manhattan Bank, New York as a credit analyst in 1983. After two years in the Electronics & Media Division – Corporate Banking, he moved to Chase's Real Estate Finance Business in Florida where he was promoted to Vice President and Team Leader and was responsible for a real estate portfolio in excess of $270 million. Mr. Baker returned to New York in 1991 and was named Manager of the Chase Associate and Analyst Training programs. The program was delivered to over 200 associates and analysts annually from over 30 different countries.  In 1994 he was named Global Industries Executive for Indonesia, based in Jakarta, Indonesia, and became the Country Credit Officer for Indonesia in 1997. Mr. Baker then accepted a position as Group Manager for Asia Pacific at the Chase Bank of Texas in Houston in 1998.  After joining Chase Bank of Texas, he served in various capacities in the JPMorgan Chase International Department.  Mr. Baker holds a Bachelor of Business Administration in Finance from Texas A&M University and a Master of Business Administration, specializing in finance and real estate from the University of Texas.  The Company believes Mr. Baker's qualifications to serve as Executive Vice President and Chief Credit Officer of MetroBank include his years of prior service as Credit Officer for JPMorgan Chase Bank and his many years of experience in finance and portfolio management.

Each executive officer of the Company is elected by the Board and each executive officer of MetroBank and Metro United is elected by the board of directors of MetroBank and Metro United, respectively, and holds office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

DIRECTOR COMPENSATION

For 2010, directors of the Company did not receive a fee for attending Board meetings. However, members of the committees of the Company's Board did receive a fee for committee meeting attendance. The members of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee received a fee of $500 for each committee meeting attended. The same fees are paid for meetings attended by video or telephone conference. In addition, the Audit Committee Chair is paid a $10,000 annual retainer and the Compensation Committee Chair and the Governance and Nominating Committee Chair are each paid a $5,000 annual retainer in consideration of the work load experienced by the committee Chairs.

All of the Company's directors other than Daniel B. Wright serve as directors of MetroBank.  For 2010, the board of directors of MetroBank held ten meetings and each non-employee director of MetroBank received a fee of $1,000 for each meeting of MetroBank's board of directors attended and a fee of $500 for each MetroBank committee meeting attended.

Shirley L. Clayton and May P. Chu also serve as non-employee directors of Metro United. In 2010, the board of directors of Metro United held ten meetings and each non-employee director of Metro United received a fee of $1,000 for each meeting of Metro United’s board of directors attended and a fee of $500 for each Director's Credit Committee meeting of Metro United attended. Additionally, the Chair of the Director's Credit Committee is paid a $5,000 annual retainer in consideration of the work load experienced by the committee Chair.

George M. Lee and David Tai, who serve as directors of the Company, MetroBank and Metro United, are employed by the Company and MetroBank and do not receive a fee for their service as a director or for attending any committee meetings on which they serve.

Any director of MetroBank or Metro United who lives out of town from where a board of directors meeting is held receives reimbursement of his or her travel expenses to attend such meetings. No director received compensation in the form of perquisites or personal benefits, except that Mr. Wang, as Chairman of the Board, received an annual car allowance of $12,000.

The following table contains information concerning the compensation of the non-employee directors of the Company for the fiscal year ended December 31, 2010, including compensation received for service as a director of MetroBank and Metro United:

Director Compensation for the Fiscal Year Ended December 31, 2010

Name	Fees Earned or Paid in Cash
Krishnan Balasubramanian(1)	$51,500
Helen F. Chen(2)	10,000
May P. Chu(3)	41,000
Shirley L. Clayton(4)	55,500
Robert W. Hsueh(5)	9,000
John Lee(6)	10,000
Saishi Frank Li(7)	9,000
Charles L. Roff(8)	42,500
Joe Ting(9)	41,000
Don J. Wang(10)	122,000
Daniel B. Wright(11)	–
______________________

(1)	Includes a $5,000 retainer fee for service as Chair of the Compensation Committee and $37,000 in fees for service as a director of MetroBank.

(2)	Consists of fees for service as a director of MetroBank.

(3)	Includes a $10,000 retainer fee for service as Chair of the Audit Committee, $11,000 in fees for service as a director of MetroBank and $11,000 in fees for service as a director of Metro United.

(4)
Includes a $5,000 retainer fee for service as Chair of the Metro United Director’s Credit Committee, $9,000  in fees for service as a director of MetroBank and $34,000 in fees for service as a director of Metro United.

(5)	Consists of fees for service as a director of MetroBank.

(6)	Consists of fees for service as a director of MetroBank.

(7)	Consists of fees for service as a director of MetroBank.

(8)	Includes $36,000 in fees for service as a director of MetroBank.

(9)	Includes a $5,000 retainer fee for service as Chair of the Governance and Nominating Committee and $32,000 in fees for service as a director of MetroBank.

(10)	Represents Mr. Wang's annual salary of $110,000 as Chairman of the Board and an annual car allowance of $12,000.

(11)	Mr. Wright was appointed to the Board in January 2011 and accordingly did not receive any compensation for 2010.

CORPORATE GOVERNANCE

Meetings of the Board

The Board held ten meetings during 2010.  During 2010, no director attended less than 75% of the aggregate of the (1) total number of meetings of the Board held during the period which he or she was a director and (2) total number of meetings held by committees on which he or she served. Additionally, the Company encourages its directors to attend the Company's annual meeting of shareholders. Nine members of the Board attended the Company's 2010 Annual Meeting of Shareholders held on May 7, 2010.

Board Leadership Structure

The Board does not have a formal policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interest of the Company and its shareholders to make such determination based on the position and direction of the Company and the membership of the Board. Currently, the role of Chairman of the Board is separate from the role of Chief Executive Officer. The Chairman is employed by the Company, but does not serve as part of the executive management team of the Company. One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes that the separation of Chairman and Chief Executive Officer is in the best interest of shareholders because it provides the appropriate balance between strategy development and independent oversight of management and fosters greater communication between the Company's management and the Board, which is essential to effective governance. Further, this structure permits the Chief Executive Officer to focus on the management of the Company's day-to-day operations.

The Board has not formally designated a lead independent director. However, an independent director presides at all of the executive sessions described below.

Executive Sessions

The independent directors of the Company hold executive sessions from time to time without the Chief Executive Officer or any other member of management present. A presiding director presides at all of these executive sessions. The role of presiding director is rotated for each executive session among the Chair of each of the Board's three committees. In 2010, the independent directors held three executive sessions.

Oversight of Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company's risk.  The Company's Compensation Committee is responsible for overseeing the management of risks relating to the Company's executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Governance and Nominating Committee manages risks associated with management, including the independence of the Board and succession planning. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

The Board, as a whole, regularly reviews information regarding the Company's asset quality, securities portfolio, capital, liquidity and operations, as well as the risks associated with each.  Throughout the year, senior management reports to the Board the risks that may be material to the Company. The goal of these processes is to achieve serious and thoughtful Board-level attention to the nature of the material risks faced by the Company and the adequacy of the Company’s risk management processes and systems. While the Board recognizes that the risks the Company faces are not static, and that it is not possible to mitigate all risk and uncertainty all of the time, the Board believes that the Company’s approach provides the Board with the proper foundation and oversight perspective with respect to management for the Company.

Committees of the Board

The Company's Board has three committees, the Audit Committee, the Compensation Committee and the Governance and Nominating Committee, each of which is described below:

Audit Committee.  The primary purpose of the Audit Committee is to provide independent and objective oversight with respect to the Company's financial reports and other financial information provided to shareholders and others, the Company's internal controls and the Company's audit, accounting and financial reporting processes generally. The Audit Committee reports to the Board concerning such matters, appoints the independent registered public accounting firm for the Company and reviews and approves the scope of the work of the independent registered public accounting firm. In addition, the Audit Committee reviews and discusses with management and the independent registered public accounting firm the Company's quarterly financial results and the quarterly financial statements prior to the filing of the Company's Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K.

The Audit Committee is responsible for oversight of Company risks relating to accounting matters, financial reporting and legal and regulatory compliance. To satisfy these oversight responsibilities, the Audit Committee separately meets regularly with the Company's Chief Financial Officer, director of internal audit, independent registered public accounting firm and management. The Audit Committee also receives regular reports regarding issues such as the status and findings of audits being conducted by the internal auditors and the independent registered public accounting firm, the status of material litigation, accounting changes that could affect the Company's financial statements and proposed audit adjustments.

The Audit Committee is comprised of May P. Chu (Chair), Shirley L. Clayton and Krishnan Balasubramanian, each of whom the Board has determined to be an "independent director" of the Company as defined in the listing standards of the NASDAQ Global Market and in Section 10A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board has also determined that Ms. Clayton has the requisite attributes of an "audit committee financial expert" as defined by the rules and regulations of the SEC and that such attributes were acquired through relevant education and experience, and that she is able to read and understand fundamental financial statements, has substantial business experience and a level of experience and knowledge necessary to meet the "financial sophistication" qualifications under the applicable listing standards of the NASDAQ Global Market. The Audit Committee operates pursuant to a written charter, a copy of which is available in the corporate governance section of the Investor Relations page of the Company's web site at www.metrobank-na.com. During 2010, the Audit Committee held twelve meetings.

Compensation Committee.  The Compensation Committee is responsible for making recommendations to the Board with respect to the compensation of the Company's Chief Executive Officer, discharging the Board's responsibilities relating to compensation of the Company's officers and directors, including the Company's other named executive officers, and is responsible for the execution of policies dealing with various compensation and employee benefit matters. The Compensation Committee also administers the Company's equity incentive plans and makes recommendations to the Board as to option and award grants to employees of the Company, MetroBank and Metro United under such plans.

The Compensation Committee is also responsible for oversight of risks relating to employment policies and the Company's compensation and benefit programs. To assist it in satisfying these oversight responsibilities, the Compensation Committee meets regularly with management to understand the financial, human resources and shareholder implications of compensation decisions being made. Additionally, because of the Company's participation in the United States Treasury Department's Troubled Asset Relief Program Capital Purchase Program ("CPP"), the Compensation Committee is responsible for ensuring that the Company's compensation plans and arrangements do not create inappropriate risks. As required by Section 111 of the Emergency Economic Stabilization Act of 2008, as amended and implemented by guidance or regulation thereunder ("EESA"), the Compensation Committee meets at least once every six months to:

•
Review with the Company's senior risk officer the compensation plans for the named executive officers and make all reasonable efforts to ensure that these plans do not encourage the named executive officers to take unnecessary and excessive risks that threaten the value of the Company;

•	Review with the Company's senior risk officer the Company's employee compensation plans and make all reasonable efforts to limit any unnecessary risks that these plans pose to the Company; and

•
Review the Company's employee compensation plans to eliminate any features of these plans that would encourage the manipulation of the Company's reported earnings to enhance the compensation of any employee.

The Compensation Committee is comprised of Krishnan Balasubramanian (Chair), May P. Chu and Joe Ting, each of whom the Board has determined to be an "independent director" as defined by the listing standards of the NASDAQ Global Market. The Compensation Committee operates pursuant to a written charter, a copy of which is available in the corporate governance section of the Investor Relations page of the Company's web site at www.metrobank-na.com. The Compensation Committee held six meetings in 2010.

Governance and Nominating Committee.  The Governance and Nominating Committee is responsible for identifying and recommending to the Board individuals qualified to become members of the Board and identifying directors to serve on the various committees of the Board. The Governance and Nominating Committee is also responsible for shaping the Company's corporate governance policies and practices, including recommending corporate governance guidelines applicable to the Board and the Company and monitoring compliance with such guidelines.

Additionally, the Governance and Nominating Committee is responsible for oversight of risks relating to management and Board succession planning, the independence of the Board and potential conflicts of interest, shareholder responses to the Company's business practices and employee and shareholder responses to the Company's human resources practices. To satisfy these oversight responsibilities, the Governance and Nominating Committee receives regular reports from officers of the Company responsible these risk areas on matters that could affect Company operations, the Company's Code of Ethics and other internal Company matters.

The Governance and Nominating Committee is comprised of Joe Ting (Chair), Shirley L. Clayton and Charles Roff, each of whom the Board has determined to be an "independent director" as defined by the listing standards of the NASDAQ Global Market. The Governance and Nominating Committee operates pursuant to a written charter, a copy of which is available in the corporate governance section of the Investor Relations page of the Company's web site at www.metrobank-na.com. During 2010, the Governance and Nominating Committee held three meetings.

Director Independence

During the review by the Company's Board of director independence, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including those reported in the section titled "Certain Relationships and Related Transactions" set forth in this Proxy Statement. The Board also considered whether there were any transactions or relationships between directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder) and members of the Company's senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

As a result of this review, the Board has determined that the following directors are "independent directors" as defined by the listing standards of the NASDAQ Global Market: Krishnan Balasubramanian, May P. Chu, Shirley L. Clayton, Robert W. Hsueh, Saishi Frank Li, Charles L. Roff, Joe Ting and Daniel B. Wright.

Code of Ethics

The Board has adopted a Code of Ethics that applies to all directors, officers and employees of the Company, MetroBank and Metro United, including the Company's Executive Vice Chairman and Chief Executive Officer and Chief Financial Officer. A copy of the Code of Ethics is available at no charge upon written request to: MetroCorp Bancshares, Inc., 9600 Bellaire Boulevard, Suite 252, Houston, Texas 77036, Attention: Corporate Secretary.

Director Nomination Process

General

The Governance and Nominating Committee considers nominees to serve as directors of the Company and recommends such persons to the Board. The Governance and Nominating Committee will also consider recommendations from shareholders for director candidates who appear to be qualified to serve on the Company's Board and meet the criteria for nominees considered by the committee. The Governance and Nominating Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board and the Governance and Nominating Committee does not perceive a need to increase the size of the Board. In order to avoid the unnecessary use of the directors' resources, the Governance and Nominating Committee will consider only those director candidates recommended in accordance with the procedures set forth below in the section titled "Procedures to be Followed by Shareholders."

Criteria for Director Nominees

The Governance and Nominating Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board. The Governance and Nominating Committee considers the following in selecting nominees: financial, regulatory and business experience; familiarity with and participation in the local community; integrity, honesty and reputation; dedication to the Company and its shareholders; and any other factors the Governance and Nominating Committee deems relevant, including the size of the Board and regulatory disclosure obligations. The Governance and Nominating Committee considered these same criteria when they recommended the nominees for election at the Meeting. The Governance and Nominating Committee does not have a formal policy with respect to diversity; however, the Board and Governance and Nominating Committee believe that it is essential that the Board members represent diverse viewpoints.

The Governance and Nominating Committee may weigh the foregoing criteria differently in different situations, depending on the composition of the Board at the time. The Governance and Nominating Committee will strive to maintain at least one director who meets the definition of "audit committee financial expert" under the regulations of the SEC.

In addition, prior to nominating an existing director for re-election to the Board, the Governance and Nominating Committee and the Board will consider and review an existing director's Board and committee attendance and performance; length of board service; experience, skills and contributions that the existing director brings to the Board; and independence.

Process for Identifying and Evaluating Director Nominees

Pursuant to its charter, the Governance and Nominating Committee is responsible for the process relating to director nominations, including identifying, interviewing and selecting individuals who may be nominated for election to the Board. The process that the Governance and Nominating Committee follows when it identifies and evaluates individuals to be nominated for election to the Board is set forth below:

Identification.  For purposes of identifying nominees for the Board, the Governance and Nominating Committee relies on personal contacts of the members of the Board as well as their knowledge of members of MetroBank's and Metro United's local communities. The Governance and Nominating Committee will also consider director candidates recommended by shareholders in accordance with the procedures set forth below in the section titled "Procedures to be Followed by Shareholders." The Governance and Nominating Committee has not previously used an independent search firm to identify nominees.

Evaluation.  In evaluating potential nominees, the Governance and Nominating Committee determines whether the candidate is eligible and qualified for service on the Board by evaluating the candidate under the selection criteria set forth above. In addition, for any new director nominee, the Governance and Nominating Committee will conduct a check of the individual's background and will interview the candidate.

Procedures to be Followed by Shareholders

The Governance and Nominating Committee will consider shareholder nominations for election as a director at an annual meeting of shareholders if the shareholder complies with the prior notice and information provisions contained in the Company's Bylaws. In order for a director nomination to be timely, a written notice of the proposed nomination must be received by the Secretary of the Company not later than sixty (60) days prior to the meeting at which the election of directors will occur. To submit a recommendation of a director candidate to the Governance and Nominating Committee, a shareholder should submit the following information in writing, addressed to the Chair of the Governance and Nominating Committee, care of the Corporate Secretary, at the Company's main office:

•	The name and address of the shareholder making the nomination and the name and address of the person recommended as a director nominee;

•
A representation that the shareholder is a holder of record of the Company's Common Stock entitled to vote at the meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•
If applicable, a description of all arrangements or understandings between the shareholder giving the notice and the recommended nominee and any other person (naming such person) pursuant to which the nomination is to be made by the shareholder; and

•
Such other information regarding each recommended nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act, or any successor regulation thereto (including such person's notarized written acceptance of such nomination, consent to being named in the proxy statement as a nominee and statement of intention to serve as a director if elected).

If the Governance and Nominating Committee receives a director nomination from a shareholder or group of shareholders who (individually or in the aggregate) beneficially owned greater than 5% of the Company's outstanding Common Stock for at least one year as of the date of such recommendation, the Company, as required by applicable securities law, will identify the nominee and the shareholder or group of shareholders recommending such nominee and will disclose in its proxy statement whether the Governance and Nominating Committee chose to nominate such nominee, as well as certain other information.

Shareholder Communications to the Board

The Company encourages shareholder communications to the Board and/or individual directors. Written communications may be made to the Board or to specific members of the Board by delivering them to the intended addressee, care of Corporate Secretary, MetroCorp Bancshares, Inc., 9600 Bellaire Boulevard, Suite 252, Houston, Texas 77036. Comments or complaints relating to the Company's accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee. Other concerns will generally be referred to the Governance and Nominating Committee.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee of the Board is responsible for making recommendations to the Board with respect to the compensation of the Company's Chief Executive Officer and discharging the responsibilities of the Board relating to the compensation of the Company's officers and directors, including the Company's other named executive officers. Krishnan Balasubramanian, May P. Chu and Joe Ting, each of whom the Board has determined to be an independent director, as defined by the NASDAQ Global Market listing standards, serve on the Compensation Committee.

This discussion and analysis describes the components of the Company's compensation program for its named executive officers and describes the basis on which the 2010 compensation determinations were made by the Compensation Committee with respect to the named executive officers of the Company.

U.S. Treasury's Capital Purchase Program

In January 2009, the Company elected to accept $45.0 million of capital made available under the CPP. As a result of the Company's participation in the CPP, the Company agreed that, until such time as the United States Department of the Treasury (the "U.S. Treasury") ceases to own any debt or equity securities of the Company acquired pursuant to the CPP (the "CPP Covered Period"), the Company will take all necessary action to ensure that the Company complies with the executive compensation and corporate governance standards of Section 111 of EESA, and has agreed to not adopt any benefit plans with respect to, or which cover, its senior executive officers that do not comply with EESA. The standard that has the largest influence on the Company's compensation structure for its named executive officers is a prohibition on paying bonuses, retention awards and incentive compensation, other than limited amounts of long-term restricted stock or pursuant to certain preexisting employment contracts, to the Company's five most highly compensated employees.

In connection with the Company's participation in the CPP, each of the Company's named executive officers (1) executed a waiver voluntarily waiving any claim against the U.S. Treasury or the Company for any changes to such named executive officer's compensation or benefits that are required to comply with EESA and acknowledging that the regulation may require modification of the compensation, bonus, incentive and other benefit plans, arrangements and policies and agreements as they relate to the CPP Covered Period and (2) entered into a letter agreement with the Company amending the compensation, bonus, incentive and other benefit plans, arrangements and policies and agreements with respect to such named executive officer as may be necessary, during the CPP Covered Period, to comply with Section 111 of the EESA.

Other Regulation

In June 2010, the Federal Reserve, Office of the Comptroller of the Currency ("OCC") and Federal Deposit Insurance Corporation ("FDIC") issued comprehensive final guidance on incentive compensation policies intended to ensure that the incentive compensation policies of banking organizations do not undermine the safety and soundness of such organizations by encouraging excessive risk-taking. The guidance, which covers all employees that have the ability to materially affect the risk profile of an organization, either individually or as part of a group, is based upon the key principle that a banking organization’s incentive compensation arrangements should (1) provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage risks, (2) be compatible with effective internal controls and risk management, and (3) be supported by strong corporate governance, including active and effective oversight by the organization’s board of directors. Also, on February 7, 2011, the FDIC proposed an interagency rule to implement certain incentive compensation requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act").  Under the proposed rule, financial institutions must prohibit incentive-based compensation arrangements that encourage inappropriate risk-taking that is deemed excessive or that may lead to material losses.

The Compensation Committee and the Board have reviewed the compensation policies and practices for all employees and concluded that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the Company.

Role of Executives in Establishing Compensation

The Chief Executive Officer along with management reviews the performance of the named executive officers (other than the Chief Executive Officer) of the Company and based on such review, the Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation amounts payable to such named executive officers of the Company. The Compensation Committee evaluates the performance of the Chief Executive Officer in consultation with the non-management members of the Board in light of the Company's corporate goals and objectives and based on such evaluation, determines and approves the Chief Executive Officer's compensation level. The Chief Executive Officer is not involved with any aspect of determining his own pay.

Compensation Committee Activity

In addition to its role with executive compensation matters, the Compensation Committee, pursuant to the provisions of the Company's stock awards and incentive plans, has authority to determine the employees (including the named executive offices) and directors of the Company, MetroBank and Metro United to whom stock options or other awards shall be granted, the number of shares to be granted to each individual and certain terms of the option or award grant. The Chief Executive Officer makes recommendations to the Compensation Committee with respect to stock awards to be granted to the employees and directors of the Company, MetroBank and Metro United (other than himself). The Compensation Committee also has authority to interpret the plans, amend the plans and to rescind rules and regulations relating to the plans.

The Compensation Committee balances the interests of shareholders, regulators, and other interested parties. Since 2009, the Company has provided an annual Say-On-Pay vote regarding executive compensation of its named executive officers. The Company received majority approval in both 2009 and 2010.  In 2010, more than 71% of the votes cast were in favor of the Company's named executive officer compensation. The Company did not make any changes to its compensation policies as a result of these votes.

Compensation Philosophy

The compensation philosophy of the Company incorporates the basic principle that executive compensation should be related to corporate performance and increases in shareholder value, while ensuring that key employees are motivated and retained. The following objectives guide the decision-making for the Compensation Committee:

•	The Company must provide a competitive total compensation package to attract and retain key executives;

•	The compensation packages and programs must be strategically aligned with the annual budget as well as the Company's long-term business objectives; and

•
The compensation packages must include a variable or performance component to ensure a link between executive remuneration and the Company's overall performance, thereby aligning executive compensation with the interests of shareholders.

Compensation Consultant

During 2010, the Compensation Committee engaged Chairman's Counsel, Inc., an independent consulting firm, to provide a compensation survey and comparative analysis of compensation paid in 2009 to the chief executive officers at banking organizations that are considered to be peer banking organizations of the Company. Chairman's Counsel, Inc. was engaged by the Compensation Committee to provide a similar survey and comparative analysis in 2009, 2008 and 2007. No other services were provided by Chairman's Counsel, Inc. to the Compensation Committee, the Board or management of the Company, MetroBank or Metro United.

The objective of the compensation survey and comparative analysis was to provide the Compensation Committee with compensation data relative to the compensation paid to similarly situated chief executive officers at banking organizations that are considered to be peer banking organizations of the Company. The Compensation Committee believes that the compensation paid to similarly situated chief executive officers should be a point of reference for measurement, but not the determinative factor for setting the compensation of the Company's Chief Executive Officer. Because comparative compensation information is just one of the criteria used in setting the compensation of the Company's Chief Executive Officer, the Compensation Committee has discretion in determining the nature and extent of its use. Further, given the limitations associated with comparative pay information for setting the compensation, including the difficulty of assessing and comparing wealth accumulation through equity gains and post–employment amounts, the Compensation Committee may elect not to use the comparative compensation information at all in the course of making compensation decisions. During 2010, the Compensation Committee elected to use the comparative compensation information in a limited manner in making compensation decisions related to the Chief Executive Officer.

The Company’s peer group was compiled based on each banking organization's relative size as measured by the total assets as well as the general geographic location of each banking organization. The Company's peer group included seventeen banking organizations with total assets ranging from $844,000 to $5.7 billion. Geographically, five of the peer group banking organizations are headquartered in Texas, two in Oklahoma, three in California and the remainder in various other states. The Company's peer group consisted of the following banking organizations:

Bank / Bank Holding Company	Assets as of December 31, 2009	Headquarters
	(in millions)
Texas Capital Bancshares, Inc.	$5,700	Dallas, TX
Sterling Bancshares, Inc.	$5,000	Houston, TX
Westamerica Bancorporation	$5,000	San Rafael, CA
BancFirst Corporation	$4,400	Oklahoma City, OK
Great Southern Bancorp, Inc.	$3,700	Springfield, MO
First Financial Bankshares, Inc.	$3,400	Abilene, TX
Southwest Bancorp, Inc.	$3,100	Stillwater, OK
Southside Bancshares, Inc.	$3,000	Tyler, TX
First State Bancorporation	$2,700	Albuquerque, NM
Union Bankshares Corporation	$2,600	RutherGlen, VA
West Bancorporation, Inc.	$1,600	Des Moines, IA
First United Corporation	$1,700	Oakland, MD
Encore Bancshares, Inc.	$1,600	Houston, TX
Preferred Bank	$1,430	Los Angeles, CA
MidSouth Bancorp, Inc.	$974	Lafayette, LA
ACNB Corporation	$962	Gettysburg, PA
Bridge Capital Holdings	$844	San Jose, CA

Setting Executive Compensation

During 2010, the Compensation Committee applied the compensation principles described above and reviewed all components of each named executive officer's compensation, including base salary, annual non-equity cash incentives, long-term equity incentive compensation, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits and the projected payout obligations that may be owed in certain circumstances under existing employment and letter agreements. The Compensation Committee also considered the various limitations and restrictions on executive compensation the Company is subject to based on its participation in the CPP. Lastly, the Compensation Committee considered the general economic conditions and the Company's 2009 and 2010 performance. Based on such considerations and reviews, the Compensation Committee determined a level of compensation which it believes satisfies the applicable requirements of the EESA and is competitive for each named executive officer based on information drawn from a variety of sources, including the information compiled by proxy statements of the peer group companies and surveys of community banking organizations.

Executive Compensation Elements

Typically, the Company's compensation programs for its named executive officers are primarily comprised of the following components:

•	a base salary;

•	a non-equity cash incentive program;

•	a long-term equity incentive program;

•	a contributory savings 401(k) plan; and

•	various perquisites and other personal benefits.

As a result of the Company's participation in the CPP, the Company is prohibited from utilizing annual cash incentives and certain types of equity incentives as components of its compensation program for its five most highly compensated employees (“MHCE”) during the CPP Covered Period.  Messrs. Lee, Choi and Tai were among the Company’s MHCEs for fiscal year 2010.  These prohibitions include several limited exceptions, including payments under employment contracts that were in existence as of February 11, 2009, such as Mr. Lee's employment agreement, and the issuance of a limited amount of long-term restricted stock.

Base Salary

Salaries provide the named executive officers with a base level of monthly income and help achieve the objectives outlined above by attracting and retaining strong talent. Base salary levels for all named executive officers were reviewed during 2010. For the named executive officers (other than the Chief Executive Officer), the Compensation Committee considered the recommendation of the Chief Executive Officer and management, tenure of service, scope of the position, including current job responsibilities, the named executive officer's individual performance and contribution to the Company, peer group compensation information and such other factors as the Compensation Committee deemed appropriate. The Compensation Committee also considered the various limitations and restrictions on executive compensation the Company is subject to based on its participation in the CPP.  On the basis of the Compensation Committee's review, Messrs. Choi and Tai received a 15.12% and 8.52% increase in base salary, respectively.

The base salary level for Mr. Lee is set forth in his employment agreement and is reviewed at least annually by the Compensation Committee and may be adjusted upward in the discretion of the Compensation Committee. Factors that the Compensation Committee considers in its review include the overall performance of the Company, peer group compensation information, current job responsibilities, an evaluation of his individual performance and such other factors as the Compensation Committee deems appropriate. On the basis of the Compensation Committee's review and the Company's 2009 performance, the Compensation Committee determined not to recommend an increase in the base salary level for Mr. Lee.

Non-Equity Cash Incentive Program

The Company maintains an annual cash incentive program designed to help achieve the objectives of the compensation program by rewarding the executive officers for the attainment of profitable growth and stable financial and operating conditions. Pursuant to the Company's non-equity cash incentive program, Incentive Bonus Objective (the "IBO"), an executive officer of the Company is eligible to receive a certain percentage (which varies by position within the Company) of his base salary as an annual cash incentive. The annual cash incentive for the Company's named executive officers (other than the Chief Executive Officer) may be an amount up to 50% of their current base salaries. The size of the annual cash incentive is dependent on the Company's performance in a particular year based upon certain Company performance indicators. The final amount of the annual cash incentive for named executive officers (other than the Chief Executive Officer) may be adjusted upward or downward by the Chief Executive Officer with the approval of the Compensation Committee based on other factors. In addition to the annual cash incentive, the Compensation Committee may also award discretionary cash bonuses to the named executive officers.

The Company's performance indicators are established annually and for 2010 contained a component for nonperforming assets, nonperforming assets to total assets ratio and net interest margin. Cash incentive opportunities are tied to the achievement of threshold, target and maximum performance levels. The level of achievement affects the percentage of base salary that can be earned under the plan components. The threshold, target and maximum award opportunities for the named executive officers for 2010 are set forth in the table below.

	Threshold Award Opportunity (As a Percentage of Base Salary)	Target Award Opportunity (As a Percentage of Base Salary)	Maximum Award Opportunity (As a Percentage of Base Salary)
Mr. Lee	0%	50%	100%
Messrs. Choi and Tai	40%	45%	50%

However, as a result of the prohibition on the Company's accrual or payment of cash incentives pursuant to its participation in the CPP, the Compensation Committee did not utilize the IBO or award any cash incentives for 2010 to Messrs. Choi and Tai.

With respect to the annual cash incentive for the Chief Executive Officer, pursuant to his employment agreement, Mr. Lee can earn up to 100% of his base salary as an annual cash incentive based on certain Company performance indicators. Performance at expected or budgeted performance levels consistent with opportunities in the market place will result in an annual cash incentive of 50% of his base salary, while the maximum annual cash incentive will be earned for superior performance results. The performance indicators under the agreement may include, but are not limited to, EPS growth, asset growth, reduction in nonperforming assets, net interest margin, operating efficiency, return on equity, loan concentration, asset durability and overall performance evaluation by the Board.

During 2010, the Compensation Committee met on several occasions and evaluated Mr. Lee's performance and accomplishments during 2009 and 2010.  Based on the overall performance evaluation conducted by the Compensation Committee primarily related to Mr. Lee's accomplishments with respect to capital raising, management retention and hiring, steady improvements in the Company's financial results in each quarter during the 2010 fiscal year and regulatory compliance, the Compensation Committee awarded Mr. Lee a $135,000 cash incentive pursuant to the terms of his employment agreement.

Equity Based Incentive Compensation

The Company maintains an equity based compensation program for its executive officers, including the named executive officers, and other key employees, in order to attract and retain key employees and enable those persons to participate in the long-term success of the Company. The Compensation Committee believes that these key employees will carry the main responsibility for increased growth, asset quality and profitability of the Company into the future. Historically, stock options have been the Company's primary form of long-term equity incentive compensation; however, in 2007, the Company began awarding shares of restricted stock to its key employees.

The Company maintains two equity incentive plans; the MetroCorp Bancshares, Inc. 2007 Stock Awards and Incentive Plan, as amended ("2007 Plan"), and the MetroCorp Bancshares, Inc. 1998 Stock Incentive Plan ("1998 Plan" and, together with the 2007 Plan, the "Incentive Plans"). The 1998 Plan expired on December 16, 2008 and no additional awards may be granted under that plan. The 2007 Plan authorizes the issuance of up to 650,000 shares of Common Stock, and provides for the granting of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards, performance awards, phantom stock awards or any combination of the foregoing. Restricted stock may be granted with or without payment except to the extent required by law and awards are subject to performance or service restrictions as determined by the Compensation Committee. The recipient of restricted stock is entitled to voting rights and dividends on the Common Stock prior to the lapsing of the forfeiture restrictions with respect to such stock.

As of December 31, 2010, 945,825 options and 102,300 shares of restricted stock were outstanding under the Company's Incentive Plans, of which 523,375 options and 57,300 shares, respectively, were held by named executive officers. There were 219,196 shares available for future grant under the 2007 Plan as of December 31, 2010.

Pursuant to the Company's participation in the CPP, the Company is prohibited from granting equity incentive awards to its MHCEs, other than grants of long-term restricted stock meeting certain criteria or grants pursuant to certain preexisting employment contracts. In 2010, based on the restrictions on equity incentive compensation pursuant to the Company's participation in the CPP, the Compensation Committee determined to grant an aggregate of 60,000 shares of long-term restricted stock to the Company's named executive officers (other than the Chief Executive Officer).  In 2010, Mr. Lee was awarded options to purchase 30,000 shares of the Company's Common Stock pursuant to the terms of his employment agreement.

Contributory Savings 401(k) Plan

The Company provides for a 401(k) tax-deferred profit sharing plan for all employees, including the named executive officers, pursuant to which the Company, MetroBank or Metro United, as the case may be, matches each participant's contributions up to a maximum of 5% of such employee's annual compensation.

Perquisites and Other Personal Benefits

Perquisites and other personal benefits represent a small part of the Company's executive compensation program. The named executive officers are eligible to participate in the Company's employee benefits plans, which are generally available to all Company employees. The Compensation Committee reviews the perquisites and other personal benefits provided to the named executive officers annually, and offers such benefits after consideration of the business need. The primary perquisites provided by the Company in 2010 include a car allowance, the payment of certain life insurance premiums and the payment of certain health insurance premiums. No single perquisite was valued in excess of $25,000.

Tax and Accounting Implications

Stock-Based Compensation.  The Company accounts for stock-based compensation, including options granted pursuant to the 1998 Plan and options and restricted stock awards granted pursuant to the 2007 Plan, in accordance with the fair value recognition provisions of FASB accounting guidance. The Company estimates the fair value of stock option awards as of grant date using the Black-Scholes option valuation model, which requires the input of highly subjective assumptions. These assumptions include estimating the length of time employees will retain their vested stock options before exercising them, the estimated volatility of the Company's Common Stock price over the expected term and the number of options that will ultimately not complete their vesting requirements.

Deductibility of Executive Compensation.  Under Section 162(m) of the Internal Revenue Code, as amended (the "Code"), a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1.0 million in any taxable year, unless the compensation is performance-based.  As a result of the Company's participation in the CPP, the Company is subject to amendments to Section 162(m) of the Code which limits the Company's tax deduction for compensation paid to any named executive officer to $500,000 annually and eliminates the exclusion of certain performance-based compensation paid under shareholder approved plans for the Company. The Company has no individuals with nonperformance-based compensation paid in excess of the tax deduction limit set forth in Section 162(m) of the Code.  The Compensation Committee will continue to monitor awards under the plans that may in the future be subject to this deductibility limitation and assess its impact.

Nonqualified Deferred Compensation.  If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A of the Code, and such benefits do not comply with Section 409A of the Code, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the recipient is subject to regular federal income tax, interest and an additional tax of 20% of the benefit includible in income.

Summary Compensation Table

The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and the other two most highly compensated executive officers of the Company (determined as of the end of the last fiscal year) ("named executive officers") for the last two fiscal years ended December 31, 2010:

Summary Compensation Table for the Last Two Fiscal Years Ended December 31, 2010

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	All Other Compensation		Total
George M. Lee	2010	$300,000	$135,000	$—	$32,700	$40,273	(4)	$507,973
President and Chief Executive Officer of the Company; Chief Executive Officer of MetroBank	2009	300,000	—	—	45,900	37,154	(4)	383,054

David C. Choi	2010	$205,539	$—	$123,300	$—	$34,449	(5)	$363,288
Chief Financial Officer and Executive Vice President of the Company and MetroBank	2009	178,537	—	—	—	34,104	(5)	212,641

David Tai	2010	$222,912	$—	$123,300	$—	$35,956	(6)	$382,168
Executive Vice President and Secretary of the Company; President of MetroBank	2009	205,412	—	—	—	32,912	(6)	238,324

(1)
The amount reported in this column reflects the annual cash incentive awarded to Mr. Lee pursuant to the terms of his employment agreement for services provided in 2010, which is discussed in more detail under the section titled "— Non-Equity Cash Incentive Program" above.

(2)
The amounts in this column represent the aggregate grant date fair value of restricted stock awarded pursuant to the Company's 2007 Plan for services provided in 2010, which were computed in accordance with ASC Topic 718.

(3)
The amounts in this column represent the aggregate grant date fair value of stock options awarded pursuant to the Company's 2007 Plan in the fiscal years ended December 31, 2010 and 2009, which were computed in accordance with ASC Topic 718.  Assumptions used in the calculation of this amount for the fiscal years ended December 31, 2010 and 2009 are included in Note 14 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2010.

(4)
The 2010 amount includes a car allowance of $12,000, 401(k) matching contributions of $15,600, payment of medical/dental insurance premiums of $11,194 and payment of the premium on a life insurance policy for the benefit of Mr. Lee of $1,480. The 2009 amount includes a car allowance of $12,000, 401(k) matching contributions of $12,480, payment of medical/dental insurance premiums of $11,194 and payment of the premium on a life insurance policy for the benefit of Mr. Lee of $1,480.

(5)
The 2010 amount includes a car allowance of $12,000, 401(k) matching contribution of $10,371, payment of medical/dental insurance premiums of $11,194 and payment of the premium on a life insurance policy for the benefit of Mr. Choi of $884. The 2009 amount includes a car allowance of $12,000, 401(k) matching contribution of $10,026, payment of medical/dental insurance premiums of $11,194 and payment of the premium on a life insurance policy for the benefit of Mr. Choi of $884.

(6)
The 2010 amount includes a car allowance of $12,000, 401(k) matching contribution of $11,746, payment of medical/dental insurance premiums of $11,194 and payment of the premium on a life insurance policy for the benefit of Mr. Tai of $1,017. The 2009 amount includes a car allowance of $12,000, 401(k) matching contribution of $8,701, payment of medical/dental insurance premiums of $11,194 and payment of the premium on a life insurance policy for the benefit of Mr. Tai of $1,017.

Outstanding Equity Awards

The following table contains information concerning the unexercised options and stock awards for each named executive officer as of December 31, 2010:

Outstanding Equity Awards as of December 31, 2010

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested(1)
	Exercisable	Unexercisable
George M. Lee	150,000	—	$10.01	07/21/2014	—		$—
	24,375	—	14.03	01/28/2012
	30,000	—	15.00	07/22/2012
	30,000	—	21.09	07/20/2013
	13,710	—	19.90	07/14/2014
	16,290	—	19.90	07/19/2017
	9,000	6,000	12.74	02/04/2018
	9,000	6,000	12.29	07/28/2018
	9,000	21,000	3.98	07/24/2019
	—	30,000	2.58	07/23/2020
David C. Choi	15,000	—	12.72	11/02/2011	30,733	(2)	$111,561
	15,000	—	13.20	06/10/2012
	7,500	—	16.03	08/10/2012
	7,500	—	17.71	04/03/2013
	5,000	—	19.80	01/24/2017
	6,000	4,000	12.99	05/02/2018

David Tai	15,000	—	11.19	09/10/2011	30,843	(3)	$111,961
	7,500	—	16.03	08/10/2012
	7,500	—	17.71	04/03/2013
	9,000	—	19.80	01/24/2017
	6,000	4,000	12.99	05/02/2018
_____________________

(1)
Calculated by multiplying the closing price of the Company's Common Stock on the NASDAQ Global Market on December 31, 2010 of $3.63 per share by the number of nonvested shares of restricted stock held by such named executive officer.

(2)
Includes 10,000 shares grated in February 2011 for service provided in 2010. The forfeiture restrictions with respect to these shares lapsed or will lapse as follows: 733 shares on February 3, 2011, 13,332 shares on February 11, 2012, 3,333 shares on February 4, 2013, 6,668 shares on February 11, 2013, 3,333 shares on February 28, 2013, 1,667 shares on February 4, 2014 and 1,667 shares on February 28, 2014.

(3)
Includes 10,000 shares granted in February 2011 for service provided in 2010. The forfeiture restrictions with respect to these shares lapsed or will lapse as follows:  843 shares on February 3, 2011, 13,332 shares on February 11, 2012, 3,333 shares on February 4, 2013, 6,668 shares on February 11, 2013, 3,333 shares on February 28, 2013, 1,667 shares on February 4, 2014 and 1,667 shares on February 28, 2014.

Potential Payments Upon Termination or Change In Control

The Company considers the establishment and maintenance of a sound and vital management team to be essential to protecting and enhancing its best interests and those of its shareholders. In this regard, the Company recognizes that the possibility of a change in control may exist and that such possibility may result in the departure or distraction of the named executive officers to the detriment of the Company and that of its shareholders. Accordingly, the Company's Board has taken appropriate steps to reinforce and encourage the continued attention and dedication of the Company's named executive officers to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control. Accordingly, the Company entered into an employment agreement with George M. Lee on January 26, 2007 and MetroBank entered into letter agreements with each of David Tai and David C. Choi on February 14, 2005. Mr. Lee's employment agreement was amended on December 31, 2008 to implement certain changes to the employment agreement that were required to be made by year–end 2008 to ensure continuing compliance with the executive deferred compensation rules of the Internal Revenue Service under Section 409A of the Code and the final regulations thereunder. The amendment primarily provides for changes related to timing of payments upon termination of employment.

Termination With a Change in Control

The table below reflects the amount of compensation payable to each of the Company's named executive officers in the event that such executive's employment with the Company is terminated by the Company or its successors without cause following a change in control, subject to the CPP Restrictions discussed below. The amounts shown below assume that the termination occurred on December 31, 2010 and assume a price per share of the Company's Common Stock equal to $3.63, based on the closing price of the Common Stock on the NASDAQ Global Market on December 31, 2010. These amounts are estimates of the amounts which would have been paid out to the named executive officer upon termination as of that date under the specified circumstances. The actual amounts to be paid out can only be determined at the time of such executive officer's separation from the Company.

Name	Salary and Bonus		Acceleration and Continuation of Equity Awards(1)	Total Termination Benefits
George M. Lee	$900,000	(2)	$31,500	$931,500
David C. Choi	308,308	(3)	75,261	383,569
David Tai	334,368	(3)	75,660	410,028
______________________

(1)
Reflects the value of any unvested restricted stock grants based on the market price of the underlying shares as of December 31, 2010 and any unvested options accelerated upon a change in control equal to the spread between the exercise price and the market price of the underlying shares as of December 31, 2010. As of December 31, 2010, the exercise price of all unvested options for the named executive officers exceeded the market price of the underlying shares and accordingly had no value with the exception of an option to purchase 30,000 shares at an exercise price of $2.58 granted to Mr. Lee in July 2010.

(2)
Reflects an amount equal to three times such executive's annual base salary as of December 31, 2010 and an amount equal to three times such executive's annual cash incentive compensation for the 2009 fiscal year. In addition, the Company would be required to pay the premiums on medical and life insurance for Mr. Lee for two years following termination.

(3)	Reflects an amount equal to eighteen (18) months of such executive's base monthly salary as of December 31, 2010.

Pursuant to the Company's participation in the CPP, it is prohibited from making any golden parachute payments to its named executive officers and the next five most highly compensated employees. Under EESA, golden parachute payments are defined as any payment for departure from the Company for any reason, except for payments related to death or disability and services performed or benefits accrued. In addition, any amount due upon a change in control event of the Company, as well as the acceleration of vesting due to a departure or a change in control event, is treated as a golden parachute payment. Accordingly, the Company will be prohibited from making the required payments described in this section during the CPP Covered Period.

Change in Control Provisions in Employment and Letter Agreements

On January 26, 2007, the Company entered into an employment agreement with George M. Lee, the President and Chief Executive Officer of the Company, Chief Executive Officer of MetroBank and Chairman of the Board of Directors of Metro United Bank, and the prior employment agreement between the Company and Mr. Lee was terminated. Mr. Lee's employment agreement was amended on December 31, 2008 to implement certain changes to the employment agreement that were required to be made by year–end 2008 to ensure continuing compliance with the executive deferred compensation rules of the Internal Revenue Service under Section 409A of the Code and the final regulations thereunder. The amendment primarily provides for changes related to timing of payments upon termination of employment.

The employment agreement is for a term of five years and provides for a minimum annual salary of $285,000 subject to annual review and adjustments at the discretion of the Company's Board. The employment agreement also provides for reimbursement of certain business expenses, participation in employee benefit plans and a monthly automobile allowance of $500. The employment agreement also provides that Mr. Lee will be granted options to acquire 15,000 to 30,000 shares of Common Stock annually based on Company and individual performance. In addition, Mr. Lee can earn up to 100% of his base salary as an annual cash incentive based on certain Company performance indicators as described in his employment agreement.

In the event of a change in control (as defined in the employment agreement) and the involuntary termination of Mr. Lee, Mr. Lee will be entitled to receive (1) his base salary for the remainder, if any, of the calendar month in which such termination is effective and an additional lump sum payment equal to three (3) years base salary, (2) an amount equal to three (3) times his annual cash incentive compensation for the previous fiscal year and (3) medical and life insurance for two years following such termination.

MetroBank has entered into letter agreements with Messrs. Choi and Tai, each a named executive officer. The respective letter agreements provide that in the event of involuntary termination or a decrease in employment status as a result of a change in control of MetroBank each respective officer will be paid an amount equal to eighteen (18) months current salary, less applicable statutory deductions. Additionally, the agreement provides that all unvested stock options shall fully vest and become exercisable.

As described above, the Company is prohibited from making the required payments under these agreements during the CPP Covered Period.

Change in Control Provisions in Equity Plans and Agreements

Under the Company's 2007 Plan, in the event of a change in control (as defined in the 2007 Plan), all options and stock awards will immediately become vested and exercisable or satisfiable, as applicable. In the event of a change in control, the Compensation Committee may direct that one of the following occurs: (1) determine a date after which all unexercised options shall terminate, (2) cancel the options of selected awards in exchange for an amount of cash per share equal to the excess, if any, of the change in control value of the shares subject to the options over the exercise price for such shares, (3) adjust the outstanding options as the Compensation Committee deems necessary or (4) convert all outstanding options into options to acquire shares of the successor entity with the same terms as the options immediately prior to the merger or consolidation.

Under the Company's 1998 Plan, in the event the Company is not the surviving entity following a merger or consolidation or if the Company sells or otherwise disposes of substantially all of its assets, the Compensation Committee may direct that one of the following occurs: (1) convert all outstanding options into options to acquire shares of the successor entity with the same terms as the options immediately prior to the merger, consolidation or sale of assets, (2) waive any limitations that the options shall become exercisable prior to the record or effective date of such merger, consolidation or sale of assets and (3) cancel the options as of the effective date of any such merger, consolidation or sale of assets in exchange for an amount of cash per share equal to the excess, if any, of the value of the shares subject to the options over the exercise price for such shares.

Termination Without a Change in Control

If Mr. Lee's employment is terminated by the Company for cause or if Mr. Lee voluntarily resigns, Mr. Lee will be entitled to receive all of his accrued and unpaid base salary through the date of termination. Mr. Lee will not be entitled to receive any bonus for the fiscal year in which the termination occurs or any subsequent fiscal year.

If Mr. Lee's employment is terminated by the Company as a result of death, Mr. Lee's estate will be entitled to receive all of his accrued and unpaid base salary through the end of the month in which his death occurred and a prorated portion of his bonus for that fiscal year, if any. If Mr. Lee's employment is terminated by the Company as a result of disability, Mr. Lee will be entitled to receive all of his accrued and unpaid base salary through the end of the calendar month in which the termination is effective and for the succeeding three months, or until disability insurance benefits commence under the disability insurance furnished by the Company, if sooner.

With respect to the Company's Incentive Plans, in the event any employee is terminated not in connection with a change in control, each option granted under the Incentive Plans that is exercisable as of the date of termination may be exercised within three months of termination provided that the employee was not terminated for cause (as defined in the Incentive Plans). If an employee is terminated for cause, then all options (whether or not exercisable) shall terminate on the date of the employee’s termination. Upon the death or disability of an employee, all options granted under the Incentive Plans (whether or not exercisable) may be exercised within one year from the date of death or determination of disability.

Compensation Committee Interlocks and Insider Participation

During 2010, no executive officer of the Company served as (1) a member of a compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Company's Compensation Committee, (2) a director of another entity, one of whose executive officers served on the Company's Compensation Committee or (3) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as director of the Company. In addition, none of the members of the Compensation Committee (a) was an officer or employee of the Company or any of its subsidiaries in 2010, (b) was formerly an officer or employee of the Company or any of its subsidiaries or (c) had any relationship requiring disclosure under "Certain Relationships and Related Transactions."

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report of the Compensation Committee shall not be deemed to be incorporated by reference into any such filing.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

As a result of the Company's participation in the CPP and in compliance with the EESA, the Compensation Committee met four times during the 2010 fiscal year with the Company's senior risk officer, to discuss, review and evaluate: (1) the named executive officer compensation plans to ensure that such compensation plans do not encourage named executive officers to take unnecessary and excessive risks that threaten the value of the Company, (2) employee compensation plans in light of the risks posed by such plans and how to limit such risks and (3) employee compensation plans to ensure that these plans do not encourage the manipulation of reported earnings to enhance the compensation of any employees.

At these meetings, the Compensation Committee and senior risk officer discussed, reviewed and evaluated the relationship between the Company's risk management policies and practices and named executive officer and other employee compensation arrangements. This meeting included a review of the structure and components of the Company's compensation arrangements, the material potential sources of risk in the Company's business lines and various policies and practices of the Company that mitigate this risk. Within this framework, a variety of topics was discussed, including the parameters of acceptable and excessive risk taking (based on an understanding that some risk taking is an inherent part of operating a business) and the general business goals and concerns of the Company, including the need to attract, retain and motivate top tier talent.

The Company offers the following incentive compensation programs in which the Company's named executive officers participate:

•	the IBO, a non-equity cash incentive program;

•	an employment agreement between the Company and the Chief Executive Officer;

•	a long-term equity incentive compensation program through the MetroCorp Bancshares, Inc. 2007 Stock Awards and Incentive Plan;

•	a contributory savings 401(k) plan; and

•	various perquisites and other personal benefits.

The non-equity cash incentive program is designed to reward the Company's executive officers for the attainment of profitable growth and stable financial and operating conditions. The measures used to quantify those results are well understood, transparent and based on audited financial results and hold executives accountable for the Company's performance. The 2007 Plan approved by the Company's shareholders provides for the granting of stock options, restricted stock awards and certain other equity-based awards. Stock options encourage the executive officers to achieve long-term goals because they are only valuable to the recipient if there are gains in the stock price. Stock option awards generally vest ratably over three years and no gain is realizable prior to vesting; therefore, stock options give the Company's executives strong incentives to improve long-term financial performance and to increase shareholder value. Restricted stock grants have not been tied to the performance of the Company but have been time-vested with a vesting period of three years. This vesting period ties the compensation of executive officers to the long-term value of the Company. Due to the nature of the Company's 401(k) plan and other personal benefit programs, payments are generally unrelated to the Company's operational performance and therefore do not encourage unnecessary or excessive risks.

In addition to those plans and arrangements identified above, the Company identified six different employee compensation arrangements that provide for variable cash compensation bonus, commission or incentive payments. Each arrangement is available to a different set of employees and the amount received differs depending on level of job responsibility and plan objectives.

As a result of the discussion, review and evaluation of the plans mentioned above, the Compensation Committee found that the Company's compensation programs do not encourage the named executive officers to take unnecessary and excessive risks that threaten the value of the Company and do not encourage behavior focused on short-term results rather than long-term value creation. The compensation plans are competitive and well-balanced, with a mix of cash and equity based on short and long-term factors, as described above and do not encourage the manipulation of reported earnings to enhance the compensation of any employee. The Company has in place a number of mitigating factors that significantly offset any risks inherent in the plans.

Accordingly, the Compensation Committee certifies that:

•
It has reviewed with the senior risk officer the senior executive officer ("SEO") compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company;

•	It has reviewed with the senior risk officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

•
It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

The Compensation Committee

Krishnan Balasubramanian, Chair
May P. Chu
Joe Ting

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

In accordance with its written charter adopted by the Company's Board, the Company's Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee is comprised of May P. Chu, Shirley L. Clayton and Krishnan Balasubramanian, each of whom the Board has determined is an independent director of the Company as defined by the applicable listing standards of the NASDAQ Global Market and Section 10A of the Exchange Act. The Board has also determined that Shirley L. Clayton is an "audit committee financial expert" as defined by the rules and regulations of the SEC.

The Audit Committee reviewed and discussed the Company's audited consolidated financial statements with management, which has primary responsibility for the financial statements, and with the Company's independent registered public accounting firm, PricewaterhouseCoopers LLP, which is responsible for expressing an opinion on whether such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2010 and 2009 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States.

The Audit Committee met regularly with PricewaterhouseCoopers LLP and the Company's internal audit staff, with and without management present, to discuss the results of their audits, and the overall quality of the Company's financial reporting. The Audit Committee also reviewed Management's Report on Internal Control Over Financial Reporting contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 as filed with the SEC, as well as PricewaterhouseCoopers LLP's Report of Independent Registered Public Accounting Firm included in the same Annual Report on Form 10-K related to its audit of the Company's consolidated financial statements.

The Audit Committee discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by the Public Company Accounting Oversight Board's Auditing Standard AU Section 308. The Audit Committee also discussed with internal audit and management any significant matters as a result of the internal audit work.

The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP's communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence. The Audit Committee has concluded that PricewaterhouseCoopers LLP did not provide any prohibited non-audit services to the Company and its affiliate, which is compatible with maintaining PricewaterhouseCoopers LLP's independence.

Based on the above-mentioned review and discussions with management and PricewaterhouseCoopers LLP, the Audit Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.  The Audit Committee also recommended the appointment of KPMG LLP as the independent registered accounting firm of the Company for the year ending December 31, 2011 and the Board concurred with such  appointment.

The Audit Committee

May P. Chu, Chair
Shirley L. Clayton
Krishnan Balasubramanian

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The following table sets forth the fees billed to the Company for the fiscal years ended December 31, 2010 and 2009 by PricewaterhouseCoopers LLP:

	2010	2009
Audit fees(1)	$695,808	$756,568
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total	$695,808	$756,568
____________________

(1)	Consists of fees billed for professional services rendered in connection with the audit and quarterly reviews of the Company's consolidated financial statements.

Audit Committee Pre-Approval Policy

The Audit Committee will consider, on a case-by-case basis, and approve, if appropriate, all audit and permissible non-audit services to be provided by the Company's independent registered public accounting firm. Pre-approval of such services is required unless a "de minimus" exception is met. To qualify for the "de minimus" exception, the aggregate amount of all such services provided to the Company must constitute not more than five percent of the total amount of revenues paid by the Company to its independent registered public accounting firm during the fiscal year in which the non-audit services are provided; such services were not recognized by the Company at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee to whom authority to grant such approval has been delegated by the Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Governance and Nominating Committee reviews all related party transactions for potential conflicts of interest. Any related party transaction must be reported to the Board and may be consummated or may continue only (1) if the Governance and Nominating Committee approves or ratifies such transaction and if the transaction is on terms comparable to those that could be obtained in arm's-length dealings with an unrelated third party or (2) if the transaction has been approved by the disinterested members of the Board. The Governance and Nominating Committee may approve or ratify the related party transaction only if the Committee determines that, under all of the circumstances, the transaction is in the best interests of the Company.

Many of the directors and executive officers of the Company, MetroBank and Metro United and their associates, which include corporations, partnerships and other organizations in which they are officers or partners or in which they and their immediate families have at least a five percent (5%) interest, are customers of MetroBank or Metro United. During 2010, MetroBank and Metro United made loans in the ordinary course of business to directors and executive officers of the Company, MetroBank and Metro United and their associates, all of which were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unaffiliated with the Company, MetroBank or Metro United and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to directors and executive officers of the Company, MetroBank and Metro United are subject to limitations contained in the Federal Reserve Act, the principal effect of which is to require that extensions of credit by MetroBank or Metro United to executive officers and directors satisfy the foregoing standards. As of December 31, 2010, all of such loans outstanding aggregated $91,000. MetroBank and Metro United expect to have such transactions or transactions on a similar basis with their respective directors and executive officers and the directors and executive officers of the Company and their associates in the future.

Don J. Wang, the Company's Chairman of the Board, is a principal shareholder and Chairman of the Board of New Era Life Insurance Company ("New Era"). MetroBank had nine commercial real estate loan participations with New Era as of December 31, 2010. These loans were originated and are being serviced by MetroBank. Seven of the loans are contractually current on their payments, one real estate loan in the amount of $10.1 million is 90 days or more past due and one real estate loan in the amount of $3.1 million has been transferred to other real estate. The following is an analysis of these loans as of December 31, 2010 (in thousands):

2010
Gross balance	$66,543
Less: participation portion sold to New Era	(28,452)
Net balance outstanding	$38,091

With the exception of the $3.1 million loan transferred to other real estate, $30.7 million of the loans have interest rates ranging from 3.75% to 7.25% and the remaining $32.8 million in loans have interest rates which float with the prime rate. With the exception of the loan transferred to other real estate, the loans mature between March 2011 and December 2013. The percent of the participation portions sold to New Era varies from 16.67% to 76.00%.

On February 10, 2010, the Company issued a promissory note to each of Ang's Holdings Limited, an affiliated entity of one of the Company's 5% or more shareholders, and Don J. Wang, the Company's Chairman of the Board. Each note was issued for a principal amount of $500,000. The notes, as amended in January 2011, mature February 10, 2012 and bear interest on the principal amount at a fixed rate per annum equal to 5.0% due quarterly beginning on March 31, 2010.

Gaumnitz, Inc. owns the building in which the Company's corporate headquarters and MetroBank's Bellaire branch are located and has entered into lease agreements for these locations with the Company and MetroBank. The controlling shareholder of Gaumnitz, Inc. is a 5% or more shareholder of the Company. The lease agreements covering the different areas comprising the Company's headquarters have lease commencement dates of December 2010, at a net rent of $47,000 per month, and expiration dates in December 2015. The lease agreement for MetroBank's Bellaire branch commenced on December 29, 2006 at a total rent of $12,000 per month and expires in December 2011. For these respective lease agreements, the Company paid Gaumnitz, Inc. $704,000, $704,000 and $698,000 during the years ended December 31, 2010, 2009 and 2008, respectively.

On April 23, 2010, the Company issued 300,000 shares of its common stock at $3.23 per share to an affiliate of one of the Company's 5% or more shareholders in a private placement.  The purchase price of $3.23 per share was approved by the Board on March 26, 2010 and was based upon an amount equal to 110% of the average closing price per share of the Company's Common Stock on the NASDAQ Global Market for the 10 trading days ending on and including March 31, 2010. The proceeds from issuance of the Common Stock were used for general corporate purposes.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY

MANAGEMENT OF THE COMPANY AND PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 31, 2011 by (1) each director and named executive officer of the Company, (2) each person who is known by the Company to own beneficially 5% or more of the Common Stock and (3) all directors and named executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management believes that each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each shareholder is the same as the address of the Company.

Name	Number of Shares		Percentage Beneficially Owned(1)
Principal Shareholders Not Listed Below
Dazhou Group International	954,000	(2)	7.17
Fentham Corporation	1,126,413	(3)	8.47
Metro Investment Group, Inc.	737,336	(4)	5.54

Directors and Named Executive Officers
Krishnan Balsubramanian	100		*
Helen F. Chen	848,778	(5)	6.38
David Choi	102,339	(6)	*
May P. Chu	3,900		*
Shirley L. Clayton	15,050		*
Robert Hsueh	1,000		*
George M. Lee	322,946	(7)	2.38
John Lee	230,123	(8)	1.73
Saishi Frank Li	200		*
Charles L. Roff	7,037		*
David Tai	469,316	(9)	3.52
Joe Ting	124,167	(10)	*
Don J. Wang	884,380	(11)	6.64
Daniel B. Wright	—		*
Directors and named executive officers as a group (14 persons)	3,009,135	(12)	21.94%
_______________________
*	Indicates ownership that does not exceed 1.0%.

(1)
The percentage of shares beneficially owned was calculated based on 13,297,815 shares of Common Stock outstanding as of March 31, 2011. The percentage assumes the exercise by the shareholder or group named in each row of all options for the purchase of Common Stock held by such shareholder or group and exercisable within 60 days.

(2)
Dazhou Group International, Inc.'s address 1715 Shoreline Drive, Missouri City, Texas 77459.  The information regarding beneficial ownership is included in reliance on a Schedule 13G filed with the SEC on September 23, 2010 by Dazhou Group International. Dazhou Group International, Inc. may be deemed to have the beneficial ownership of the shares reflected in the table. Dazhou Group International reported that it had sole voting and dispositive power with respect to the 954,000 shares reflected in the table.

(3)
Fentham Corporation's address is P.O. Box 71, Craigmuir Chambers, Road Town, Tortola, Virgin Islands, British VG1110.  The information regarding beneficial ownership is included in reliance on a Schedule 13D filed with the SEC on March 7, 2011 by Fentham Corporation. Fentham Corporation may be deemed to have the beneficial ownership of the shares reflected in the table. Fentham Corporation reported that it had sole voting and dispositive power with respect to the 1,126,413 shares reflected in the table.

(4)
Metro Investment Group, Inc.'s address is 16607 Southern Oaks Drive, Houston, Texas 77069. Director Helen F. Chen is the controlling shareholder and President of Metro Investment Group, Inc. and has voting and investment control of the shares.

(5)	Includes 737,336 shares held of record by Metro Investment Group, Inc. of which Ms. Chen is the President and controlling shareholder and has voting and investment control of the shares.

(6)	Includes of 56,000 shares that may be acquired within 60 days upon the exercise of stock options granted under the Incentive Plans.

(7)	Includes 6,271 shares held of record by Mr. Lee's spouse and 297,375 shares that may be acquired within 60 days upon the exercise of stock options granted under the Incentive Plans.

(8)	Includes 19,968 shares held of record by each of Mr. Lee's daughter and son and 44,521 shares held of record by Mr. Lee's sister.

(9)	Includes 45,000 shares that may be acquired within 60 days upon the exercise of stock options granted under the Incentive Plans.

(10)	Includes a total of 12,867 shares held of record by Mr. Ting's three children.

(11)
Includes 644,812 shares held of record by two trusts, 19,986 shares held of record by Mr. Wang's spouse, 29,326 shares held of record by a non-profit corporation over which Mr. Wang has voting and investment control and 18,750 shares that may be acquired within 60 days upon the exercise of stock options granted under the Incentive Plans.

(12)	Includes 417,125 shares which may be acquired within 60 days pursuant to the exercise of stock options granted under the Incentive Plans.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires the Company's directors and officers and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and reports of changes in ownership of such with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, based solely on the Company's review of the copies of such reports furnished to it and representations from certain reporting persons that they have complied with the relevant filing requirements, during the year ended December 31, 2010, all Section 16(a) reporting requirements applicable to the Company's officers, directors and greater than 10% shareholders were complied with, except that George M. Lee did not timely file a Form 4 to report his direct ownership related to options granted to him in July 2010. All such transactions have since been reported to the SEC.

ITEM 2.
PROPOSAL TO RATIFY APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On November 23, 2010, the Audit Committee and the Board dismissed PricewaterhouseCoopers LLP ("PwC") as the Company’s independent registered public accounting firm effective upon completion of its procedures on the Company’s financial statements as of and for the year ended December 31, 2010. PwC’s engagement ended on March 15, 2010. The reports of PwC on the consolidated  financial statements of the Company for the years ended December 31, 2010 and 2009 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the two most recent fiscal years ended December 31, 2010 and 2009 and through March 15, 2011, (1) there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to PwC’s satisfaction, would have caused PwC to make reference to the subject matter thereof in connection with its report on the financial statements of the Company for such years and (2) except as disclosed in the next sentence, there were no "reportable events" as defined in item 304(a)(1)(v) of Regulation S-K.  As of December 31, 2009, the Company had identified and disclosed a material weakness related to (a) ineffective controls over the monitoring of nonperforming loans, (b) in internal controls over financial reporting and (c) disclosure controls and procedures. During 2010, management took actions to remediate the material weakness and concluded as of December 31, 2010 that the controls are operating effectively and that the material weakness that existed as of December 31, 2009 had been remediated. The Audit Committee has discussed this matter with PwC.  The Company has authorized PwC to respond fully to the inquiries of KPMG LLP ("KPMG") concerning this matter.

Based on the Audit Committee's approval and recommendation, on November 23, 2010, the Board appointed KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.  During the Company's two most recent fiscal years ended December 31, 2010 and 2009 and through March 15, 2011, neither the Company nor anyone on its behalf consulted KPMG regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on  the Company’s financial statements, and no written report or oral advice was provided to the Company that KPMG consulted was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue or (2) any matter that was the subject of a disagreement or reportable event as defined in Regulation S-K, Item 304(a)(1)(iv) and Item 304(a)(1)(v), respectively.

At the Meeting, the shareholders will be asked to consider and act upon a proposal to ratify the appointment of KPMG.  The ratification of such appointment will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting.  Representatives of KPMG are expected to be present at the Meeting, will be given an opportunity to make a statement (if they desire to do so) and will be available to respond to appropriate questions.  Representatives of PwC are expected to be present at the Meeting and will be available to respond to appropriate questions.

Shareholder ratification of the selection of KPMG as the Company's independent registered public accounting firm for the 2011 fiscal year is not required by the Company's organizational documents, state law or otherwise. However, the Board and its Audit Committee are submitting the selection of KPMG to the Company's shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee may, but is not obligated to, reconsider its selection of KPMG as the Company's independent registered public accounting firm.  Even if the appointment of KPMG is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the 2011 fiscal year if it determines that such a change would be in the best interests of the Company and its shareholders.

THE BOARD RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG

ITEM 3.
PROPOSAL TO APPROVE A NON-BINDING ADVISORY VOTE
ON EXECUTIVE COMPENSATION

As a participant in the CPP, the Company is currently required to provide shareholders with the right to cast an advisory vote on its compensation program at each annual meeting of shareholders held during the CPP Covered Period.  Pursuant to its participation in the CPP and in accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) and the related rules of the SEC, the Company is providing shareholders the opportunity to vote on a proposal, commonly known as a "say-on-pay" proposal to approve the compensation of its named executive officers.

The Company urges shareholders to read the section titled "Executive Compensation and Other Matters—Compensation Discussion and Analysis" beginning on page 14 of this Proxy Statement, which describes in more detail how its executive compensation policies and procedures operate and are designed to achieve its compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative contained in this Proxy Statement which provide detailed information on the compensation of the Company’s named executive officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in advancing both the short- and long-term interests of shareholders while also ensuring that the Company and its subsidiary banks are able to attract, retain and motivate executive management talent, and that the compensation of its named executive officers reported in this Proxy Statement has contributed to the Company’s long-term success.

The Company is asking for shareholder approval of the compensation of its named executive officers as disclosed in this Proxy Statement, which disclosures include the information contained in the Compensation Discussion and Analysis, the compensation tables and the narrative discussion following the compensation tables, in accordance with its participation in the CPP and applicable SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the policies and practices described in this Proxy Statement.

Accordingly, the Company is asking its shareholders to vote on the following resolution at the Meeting:

"RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosures."

This vote is advisory, it will not be binding upon the Board.  Although non-binding, the Board and Compensation Committee will review and consider the voting results when considering future decisions regarding its executive compensation program.

THE BOARD RECOMMENDS A VOTE FOR THE NON-BINDING PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS
FOR 2012 ANNUAL MEETING

In order for shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act to be presented at the Company's 2012 Annual Meeting of Shareholders and included in the Company's proxy statement and form of proxy relating to such meeting, such proposals must be submitted to the Secretary of the Company at the Company's principal executive offices not later than December 8, 2011. Shareholder proposals should be submitted to the Secretary of the Company at 9600 Bellaire Boulevard, Suite 252, Houston, Texas 77036.

In addition, the Company's Bylaws provide that only such business which is properly brought before a shareholder meeting will be conducted. For business to be properly brought before a meeting or nominations of persons for election to the Board to be properly made at a meeting by a shareholder, notice must be received by the Secretary of the Company at the Company's offices not later than the close of business on the 60th day prior to the meeting. Such notice to the Company must also provide certain information set forth in the Company's Bylaws. A copy of the Company's Bylaws may be obtained upon written request to the Secretary of the Company.

ANNUAL REPORT ON FORM 10-K

A copy of the Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC, is available without charge to any shareholder upon written request to MetroCorp Bancshares, Inc., 9600 Bellaire Boulevard, Suite 252, Houston, Texas 77036, Attention: Corporate Secretary.

OTHER MATTERS

The Board does not intend to bring any other matter before the Meeting and does not know of other matters to be presented for action at the Meeting. However, if any other matter does properly come before the Meeting, or any adjournment thereof, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

You are cordially invited to attend the Meeting. Regardless of whether you plan to attend the Meeting, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope at your earliest convenience.

By order of the Board of Directors,

DON J. WANG
Chairman of the Board

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR all the following nominees:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Helen Chen 02 Shirley Clayton 03 George M. Lee 04 David Tai 05 Daniel B. Wright

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Ratification of the appointment of KPMG LLP as the independent registered public Accounting firm of the Company for the year ending December 31, 2011.	☐	☐	☐
3. Consideration and approval of an advisory (non-binding)resolution approving the compensation of the Company's named executive officers.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The 2011 Annual Meeting of Shareholders of MetroCorp Bancshares, Inc. (the "Company") will be held at the company's principal executive office at 9600 Bellaire Boulevard, Suite 252, Houston, Texas 77036, on Friday, May 6, 2011 beginning at 10:00 a.m. (local time). The undersigned hereby acknowledges receipt of the Notice of 2011 Annual meeting of Shareholders and related proxy Statement accompanying this proxy.

The undersigned hereby appoints Don J. Wang and David C. Choi and each of them, with or without the other, attorneys and agents, with full power of substitution, to vote as proxy all shares of common stock, par value $1.00 per share, of the Company owned of record by the undersigned and otherwise to act on behalf of the undersigned at the 2011 Annual Meeting of Shareholders and any adjournment thereof in accordance with the directions set forth herein and with discretionary authority with respect to such other matters, as may properly come before such meeting or any adjournment thereof, including any matter presented by a shareholder at such meeting for which advance notice was not received by the Company in accordance with the Company's Amended and Restated Bylaws.

This proxy is solicited on behalf of the Board of Directors of the Company and will be voted FOR the following proposals listed on the reverse side unless otherwise indicated.

Continued and to be signed on reverse side